Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

AIMCO OP L.P.,

APARTMENT INCOME REIT CORP.

and

AIMCO PROPERTIES, L.P.

dated as of

December 15, 2020

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
Section 1.1	Definitions	2
Section 1.2	Interpretation	16

ARTICLE II

THE RESTRUCTURING

Section 2.1	Transfers of Assets and Assumptions of Liabilities	18
Section 2.2	DevCo Assets and SpinCo Assets	24
Section 2.3	SpinCo Liabilities and DevCo Liabilities	25
Section 2.4	Termination of Intercompany Agreements	26
Section 2.5	Settlement of Intercompany Accounts	27
Section 2.6	Replacement of Guarantees	27

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	28
Section 3.2	NYSE Listing Application	28
Section 3.3	Distribution Agent	29
Section 3.4	Governmental Approvals and Consents	29
Section 3.5	Ancillary Agreements	29
Section 3.6	Governance Matters	29
Section 3.7	Partnership Agreements	29
Section 3.8	DevCo OP Distribution and Internal Distribution	29

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Distribution	30

ARTICLE V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Distribution	32
Section 5.2	Right Not to Close	33

i

Schedules
Schedule 1.1(a)	Initial MLA Real Properties
Schedule 1.1(b)	Shared Contracts
Schedule 1.1(c)	Specified SpinCo Assets
Schedule 2.1(b)(ii)	Deferred Assets and Deferred Liabilities
Schedule 2.2(a)	Certain DevCo Assets
Schedule 2.2(a)(iv)	DevCo Brands and Trademarks
Schedule 2.3(a)(x)	Certain DevCo Liabilities
Schedule 2.3(b)(viii)	Certain SpinCo Liabilities
Schedule 2.4(b)(ii)	Surviving Intercompany Agreements
Schedule 13.2	SpinCo Transaction Expenses

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 15, 2020, by and among Apartment Investment and Management Company, a Maryland corporation (“DevCo”), Aimco OP L.P., a Delaware limited partnership and a subsidiary of SpinCo OP (“DevCo OP”), Apartment Income REIT Corp., a Maryland corporation and a subsidiary of DevCo (“SpinCo”), and AIMCO Properties, L.P., a Delaware limited partnership and a subsidiary of SpinCo (“SpinCo OP”). DevCo, DevCo OP, SpinCo, and SpinCo OP are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the DevCo Board has determined that it is advisable and in the best interests of DevCo and its stockholders to restructure the assets and liabilities of DevCo into two companies: (i) DevCo (together with DevCo OP) which, following consummation of the transactions contemplated herein, will own and conduct the DevCo Business; and (ii) SpinCo (together with SpinCo OP) which, following consummation of the transactions contemplated herein, will own and conduct the SpinCo Business;

WHEREAS, in furtherance thereof, the DevCo Board and the board of directors of SpinCo have approved certain transactions to occur prior to the Effective Time, including, the (i) transfer to and assumption by DevCo OP or its Subsidiaries of DevCo’s and SpinCo OP’s, and each of their applicable Subsidiaries’, respective direct or indirect right, title, and interest in and to all DevCo Assets and DevCo Liabilities in exchange for the DevCo OP Units, (ii) DevCo OP Distribution and (iii) Internal Distribution, all as more fully described and defined in this Agreement and the Ancillary Agreements (together with the other internal restructuring steps set forth in the Plan of Restructuring, the “Restructuring”);

WHEREAS, in furtherance thereof, the DevCo Board has approved the issuance of the SpinCo Preferred Stock to DevCo, to occur prior to the Effective Time, and entry into the Preferred Stock Sale Agreement, to occur following the Effective Time, as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, the DevCo Board, acting both on behalf of DevCo in its capacity as the sole stockholder of the general partner of SpinCo OP and on its own behalf, has also determined that it is advisable and in the best interests of DevCo and its stockholders and SpinCo OP and its limited partners to effect the Distribution following which, DevCo and SpinCo will be two independent, publicly traded companies;

WHEREAS, DevCo, acting as the sole member of DevCo OP GP, has determined that it is advisable and in the best interest of DevCo OP GP and DevCo to approve DevCo OP GP as the general partner of DevCo OP;

WHEREAS, DevCo OP has been organized solely for these purposes and has not engaged in activities except in preparation for the Restructuring and the Distribution;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Restructuring and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Restructuring and the Distribution and the relationship between DevCo and/or its Subsidiaries (including DevCo OP), on the one hand, and, SpinCo and/or its Subsidiaries (including SpinCo OP), on the other hand;

WHEREAS, the DevCo Board, in exploring and considering the transactions contemplated by this Agreement, endeavored to make SpinCo as simple and transparent as possible, and, accordingly, designed the transaction contemplated by this Agreement such that all assets and liabilities would generally be allocated to DevCo, other than those assets and liabilities intentionally allocated to SpinCo pursuant to the terms and conditions of this Agreement and the Ancillary Agreements, thereby creating SpinCo as a company with a simplified and pure-play business model; and

WHEREAS, it is the intention of the Parties that the SpinCo Distribution will be a taxable distribution under Section 301 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced in this Section 1.1:

“AAA Rules” has the meaning set forth in Section 10.2(a)(i).

“Access Period” has the meaning set forth in Section 8.1(a).

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that (a) the members of the DevCo Group and (b) the members of the SpinCo Group shall not be deemed Affiliates of each other following the Distribution. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“AIMCO/Bethesda” means AIMCO/Bethesda Holdings, Inc., a Delaware corporation.

“AIMCO Benefit Arrangements” has the meaning set forth in the Employee Matters Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the DevCo Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the SpinCo Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Delaware, New York or Maryland are authorized or obligated by applicable Law or executive order to close.

“Chairperson” has the meaning set forth in Section 10.2(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Courts” has the meaning set forth in Section 10.2(a)(xi).

“Commercial Agreements” means, collectively, the Master Leasing Agreement (and the Initial Leases thereunder), the Master Services Agreement and the Property Management Agreements.

“Confidential Information” means all confidential and proprietary information concerning a Party or any member of such Party’s Group or their respective businesses that is either in the possession of the other Party or any member of such other Party’s Group (including confidential and proprietary information in their possession prior to the date hereof) or furnished by the first Party or any member of such Party’s Group or their respective representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (except to the extent that such information can be shown to have been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such other Party or any member of such other Party’s Group or any of their respective representatives in violation of this Agreement, (b) later lawfully acquired from other sources by such other Party or any member of such other Party’s Group, which sources are not known by such other Party to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (c) independently developed or generated without reference to or use of any proprietary or confidential information of the first Party or any member of such Party’s Group).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, addenda, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking, understanding or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Core SpinCo Properties” means the properties designated as such and set forth on Schedule 1.1(c).

“Deferred Asset” and “Deferred Liability” have the respective meanings set forth in Section 2.1(b)(ii).

“DevCo” has the meaning set forth in the preamble to this Agreement.

“DevCo Assets” has the meaning set forth in Section 2.2(a).

“DevCo Board” means the board of directors of DevCo.

“DevCo Business” means any business now or formerly conducted by DevCo and its present and former Affiliates, other than the SpinCo Business.

“DevCo Common Stock” means the common stock, par value $0.01 per share, of DevCo.

“DevCo Contracts” means any Contract listed or described in Schedule 2.2(a) and any other Contract that relates exclusively to the DevCo Business (it being understood and agreed that Contracts related to property management matters do not exclusively relate to the DevCo Business unless they exclusively relate to the DevCo Retained Properties).

“DevCo Credit Facility” means one or more credit facilities to be entered into by one or more members of the DevCo Group prior to the Effective Time.

“DevCo D&O Policies” has the meaning set forth in Section 7.1.

“DevCo Group” means DevCo, the DevCo Subsidiaries and each other Person that becomes a Subsidiary of DevCo after the Distribution.

“DevCo Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the DevCo Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the SpinCo Group or the SpinCo Business or (b) Contracts, commitments, Liabilities or permits of any member of the SpinCo Group or the SpinCo Business.

“DevCo Indemnitees” means each member of the DevCo Group and its Affiliates (other than any member of the SpinCo Group) and each of their respective current, former or future directors, officers, agents, managers, trustees, and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“DevCo Liabilities” has the meaning set forth in Section 2.3(a).

“DevCo OP” has the meaning set forth in the preamble to this Agreement.

“DevCo OP Distribution” means the distribution by SpinCo OP of all of the DevCo OP Units, on a pro rata basis, to the SpinCo OP Record Holders of SpinCo OP Common Units.

“DevCo OP GP” means Aimco OP GP, LLC, a Delaware limited liability company.

“DevCo OP Information Statement” means the information statement filed as Exhibit 99.1 to the DevCo OP Registration Statement, and any related documentation to be provided to holders of SpinCo OP Common Units in connection with the Distribution, as amended from time to time by any amendments or supplements thereto.

“DevCo OP Registration Statement” has the meaning set forth in the defined term “Registration Statements.”

“DevCo OP Units” means the partnership common units in DevCo OP.

“DevCo Post-Closing Claims” has the meaning set forth in Section 7.1(b)(ii).

“DevCo Property Debt” means the Specified Construction Debt and any and all property level indebtedness for borrowed money with respect to the DevCo Retained Properties.

“DevCo Record Holders” means the holders of record of DevCo Common Stock at the close of business on the Record Date.

“DevCo Retained Properties” means, collectively, each of those certain real properties commonly known as (a) Royal Crest Estates (Warwick) (RI), Royal Crest Estates (Marlboro) (MA), Waterford Village (MA), Wexford Village (MA), Royal Crest Estates (Nashua) (NH), 1001 Brickell Bay Tower (FL), the Yacht Club at Brickell (adjacent to 1001 Brickell Bay Tower) (FL), Hamilton on the Bay (FL), The Bluffs at Pacifica (CA), St. George Villas (SC), Casa del Hermosa (CA), Casa del Sur (CA), Casa del Norte, (CA) and Casa del Mar (CA) (the Parkmerced Loan and the foregoing, collectively, the “DevCo Seed Properties”) and (b) AIMCO 118-122 West 23rd Street (NY), Hillmeade (TN), 1045 on the Park Apartment Homes (GA), Plantation Gardens (FL), Elm Creek (IL), Willow Bend (IL), Evanston Place (IL), Yorktown Apartments (IL), Hyde Park Tower (IL), 2200 Grace (IL), Bank Lofts (CO), Cedar Rim (WA), Pathfinder Village (CA), 2900 on First Apartments (WA), AIMCO 173 East 90th Street (NY) and AIMCO 237 Ninth Avenue (NY) (the properties set forth in clause (b), collectively, the “DevCo Other Properties”), in each case (clauses (a) and (b)), together with and including easements, whether as owner, mortgagee or holder of a Security Interest (other than, in the case of the DevCo Other Properties, the SpinCo Specified Security Interest) in such property, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on such property or otherwise appertaining to or benefitting such property and/or the improvements situated thereon, and including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of such property to related easements, land use rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining such property, and all other rights of way and other appurtenances used or connected with the beneficial use or enjoyment of such property.

“DevCo Shared Pre-Closing Occurrence-Based Policies” has the meaning set forth in Section 7.1(b)(i).

“DevCo Subsidiaries” means DevCo OP, the other entities listed on Exhibit A hereto and any other entities that will be a Subsidiary of DevCo after giving effect to the transactions set forth in the Plan of Restructuring, any Subsidiary of any such entities and any direct or indirect Subsidiary of DevCo formed after the date of this Agreement and prior to the Distribution, in each case, that does not cease to be a subsidiary of DevCo as a result of the Plan of Restructuring.

“DevCo Tax Liabilities” has the meaning set forth in Section 11.1(a)(i).

“Dispute” has the meaning set forth in Section 10.2(a).

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Distribution” means the DevCo OP Distribution, the Internal Distribution and the SpinCo Distribution.

“Distribution Agent” means Computershare Trust Company, N.A.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the DevCo Board, in its sole and absolute discretion.

“Effective Time” means 12:01 a.m. on the Distribution Date, or such other time agreed to by the Parties from time to time.

“Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit 10.2 to the SpinCo Registration Statement and Exhibit 10.3 to the DevCo OP Registration Statement, to be entered into by DevCo, DevCo OP, SpinCo OP, and SpinCo prior to the Effective Time.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escrow Account” has the meaning set forth in Section 9.4(h)(ii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(h)(ii).

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.4(h)(ii)(A).

“Expense Amount Tax Opinion” has the meaning set forth in Section 9.4(h)(ii)(A).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), or by a comparable form or agreement pursuant to the laws of a state, local, or non-United States taxing jurisdiction, except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement will not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable; (c) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or, where such periods are undefined or indefinite, in accordance with ordinary course limitation periods, by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the DevCo Group or the SpinCo Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, Release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, toxic mold, lead (including lead-based paint), electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any DevCo Indemnitee or any SpinCo Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Initial Leases” means the lease agreements with respect to the Initial MLA Real Properties between a member of the SpinCo Group, as landlord, and a member of the DevCo Group, as tenant.

“Initial MLA Real Properties” means that certain real property set forth on Schedule 1.1(a) which will be leased by a member of the SpinCo Group, as landlord, to a member of the DevCo Group, as tenant, pursuant to and in accordance with the terms of the Master Leasing Agreement.

“Insurance Policies” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intellectual Property Agreements” means the IP Cross License.

“Intercompany Account” means any receivable, payable or loan between any member of the DevCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the DevCo Group and the SpinCo Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the DevCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, entered into prior to the Effective Time, but excluding any Contract (a) to which a Person other than any member of the DevCo Group or the SpinCo Group is also a party and (b) that arises pursuant to this Agreement or any Ancillary Agreement.

“Internal Distribution” means the internal distributions of all DevCo OP Units held by SpinCo and SpinCo OP GP to DevCo immediately following the DevCo OP Distribution.

“IP Cross License” means the IP Cross License to be entered into by DevCo, DevCo OP, SpinCo, and SpinCo OP prior to the Effective Time.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation, defense, litigation or arbitration thereof or the enforcement of rights hereunder).

“Manager” means AIR Property Management Company, LLC, a Delaware limited liability company.

“Master Leasing Agreement” means the Master Leasing Agreement, substantially in the form of Exhibit 10.3 to the SpinCo Registration Statement and Exhibit 10.4 to the DevCo OP Registration Statement, to be entered into by certain members of the DevCo Group and certain members of the SpinCo Group prior to the Effective Time.

“Master Services Agreement” means the Master Services Agreement, substantially in the form of Exhibit 10.1 to the SpinCo Registration Statement and Exhibit 10.2 to the DevCo OP Registration Statement, to be entered into by DevCo, DevCo OP, SpinCo and SpinCo OP prior to the Effective Time.

“Nashua Transfer Agreement” means the Membership Interest Transfer Agreement, to be entered into on or prior to the Distribution Date by SpinCo OP and DevCo OP.

“New SpinCo Contract” has the meaning set forth in Section 2.1(f)(i).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Other Party Marks” has the meaning set forth in Section 7.3(a).

“Partial Assignments and Releases” has the meaning set forth in Section 2.1(f)(i).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan of Restructuring” means the document delivered by DevCo to SpinCo that describes the detailed transaction steps to effect the internal restructuring to be undertaken prior to the Effective Time.

“Post-Closing Period” means any taxable year or other taxable period beginning after the Distribution Date.

“Pre-Closing Period” means any taxable year or other taxable period that ends on or before the Distribution Date.

“Preferred Stock Sale Agreement” means a binding agreement entered into between DevCo and certain unrelated third parties prior to the Effective Time pursuant to which DevCo shall sell the SpinCo Preferred Stock to such third parties immediately following the SpinCo Distribution (the “Preferred Stock Sale”).

“Property Management Agreements” means, collectively, (a) the Property Management Agreement, substantially in the form of Exhibit 10.5 to the SpinCo Registration Statement and Exhibit 10.11 to the DevCo OP Registration Statement, relating to the DevCo Other Properties, to be entered into by Manager and James-Oxford Limited Partnership prior to the Effective Time, (b) the Property Management Agreement, substantially in the form of Exhibit 10.12 to the DevCo OP Registration Statement, relating to the Initial MLA Real Properties, to be entered into by Manager and Aimco Development Company, LLC, a Delaware limited liability company, prior to the Effective Time and (c) the Property Management Agreement, substantially in the form of Exhibit 10.10 to the DevCo OP Registration Statement, relating to a majority of the DevCo Seed Properties, to be entered into by Manager and DevCo OP prior to the Effective Time.

“Property Taxes” means any real, personal and intangible ad valorem property Taxes imposed or required to be withheld by any Taxing Authority, including any interest, additions or penalties applicable or related thereto.

“Proposed Damages Award” has the meaning set forth in Section 10.2(a)(v).

“Protected REIT” means any entity that (a) has elected to be taxed as a REIT, and (b) either (i) is an Indemnitee or (ii) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Record Date” means the date determined by the DevCo Board, acting both on behalf of DevCo in its capacity as the sole stockholder of the general partner of SpinCo OP and on its own behalf, as the record date for determining holders of DevCo Common Stock entitled to receive shares of SpinCo Common Stock in the SpinCo Distribution and for determining holders of SpinCo OP Common Units entitled to receive DevCo OP Units in the DevCo OP Distribution.

“Record Holders” means the DevCo Record Holders and SpinCo OP Record Holders.

“Registration Statements” means (a) the registration statement on Form 10 of SpinCo with respect to the registration under Section 12(b) of the Exchange Act of the SpinCo Common Stock to be distributed in the Distribution, as amended from time to time by any amendments or supplements thereto (the “SpinCo Registration Statement”), and (b) the registration statement on Form 10 of DevCo OP with respect to the registration under Section 12(g) of the Exchange Act of the DevCo OP Units to be distributed in the Distribution, as amended from time to time by any amendments or supplements thereto (the “DevCo OP Registration Statement”).

“REIT” means a “real estate investment trust” as defined in Sections 856 through and including 860 of the Code.

“REIT Qualification Ruling” has the meaning set forth in Section 9.4(h)(ii)(A).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Release Document” has the meaning set forth in Section 9.4(h)(ii)(A).

“Representatives” has the meaning set forth in Section 8.7(a).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, encroachment, restriction on transfer, restriction or limitation on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Shared Contract” means each of the contracts set forth on Schedule 1.1(b) that relate to the operations or conduct of both the DevCo Business and the SpinCo Business.

“Solvent” means, (1) with respect to DevCo OP and SpinCo OP, as of the applicable time of determination, that, on a pro forma basis, (a) the fair value of the assets of each DevCo OP and SpinCo OP on a consolidated basis would exceed their respective stated liabilities, identified contingent liabilities and off-balance sheet liabilities on a consolidated basis, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability; (b) each of DevCo OP and SpinCo OP will be able to pay its respective debts as they become absolute, due and mature; and (c) each of DevCo OP and SpinCo OP will not have unreasonably small capital for the business in which it is engaged; and (2) with respect to DevCo and SpinCo, as of the applicable time of determination, that, on a pro forma basis (a) the fair value of the total assets of each of DevCo and SpinCo would exceed (i) their respective total liabilities plus (ii) the amount that would be needed to satisfy any preferential rights upon dissolution if DevCo and SpinCo, as applicable, were to be dissolved at the time of the SpinCo Distribution; (b) each of DevCo and SpinCo should be able to pay its respective indebtedness as such indebtedness becomes due in the usual course of business; and (c) each of DevCo and SpinCo should not have an unreasonably small amount of assets for the business in which it is engaged.

“Specified Construction Debt” means the liabilities, if any, related to, arising out of or resulting from any construction financing facilities related to Flamingo Point – North Tower entered into on or prior to the Distribution Date (if any).

“Specified DevCo Liabilities” has the meaning set forth in Section 2.3(a).

“Specified JO Common Units” means those certain common units in James Oxford LP to be retained by a member of the SpinCo Group in accordance with the Plan of Restructuring.

“Specified PM TRS Preferred Stock” means that certain preferred stock of AIR Property Management TRS, LLC with an initial liquidation preference equal to the sum of (a) $1.00 per Series A Preferred Share and (b) all accumulated but unpaid distributions thereon through and including the date of payment to be issued to members of the DevCo Group in accordance with the Plan of Restructuring.

“Specified Promissory Note” means those certain secured promissory notes in an aggregate principal amount of $534,000,000 issued by a subsidiary of DevCo OP to members of the SpinCo Group in accordance with the Plan of Restructuring.

“Specified SpinCo Assets” means (a) all right, title and interest of SpinCo and/or its applicable Subsidiaries in and to the Initial MLA Real Properties (including any associated and appurtenant rights and interests held by or granted to the fee owner of such real property, but excluding the interests and rights of DevCo and its Subsidiaries, as tenants, in and to the Initial MLA Real Properties under and pursuant to the Initial Leases), (b) all equity interests in the SpinCo and its Subsidiaries (other than the Specified PM TRS Preferred Stock), (c) the Specified Promissory Note and (d) any and all Assets set forth on Schedule 1.1(c).

“Specified SpinCo Liabilities” has the meaning set forth in Section 2.3(b).

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Assets” has the meaning set forth in Section 2.2(b).

“SpinCo Business” means the business of owning and managing stabilized multi-family apartment buildings and maintaining a portfolio with property management operations as conducted by DevCo and its Subsidiaries (including SpinCo and its Subsidiaries) as of immediately prior to the Effective Time.

“SpinCo Business Contracts” has the meaning set forth in Section 2.1(f)(i).

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Credit Facility” means (a) the definitive agreements with respect to the amendment, amendment and restatement or modification, dated at or prior to the Effective Time, of that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of June 30, 2017, among DevCo, SpinCo OP, and AIMCO/Bethesda as borrowers, the lenders party thereto from time to time and KeyBank National Association, as administrative agent, swing line lender and letter of credit issuer (the “Historical Credit Facility”) (and in the case of an amendment and/or modification without an amendment and restatement, the definitive documents with respect to the Historical Credit Facility) or (b) the definitive agreements with respect to the refinancing of the Historical Credit Facility, in each case (clauses (a) and (b)), to which certain members of the SpinCo Group are party.

“SpinCo Distribution” means the distribution by DevCo of all of the SpinCo Common Stock, on a pro rata basis, to the DevCo Record Holders of DevCo Common Stock.

“SpinCo Group” means SpinCo and each Person (other than any member of the DevCo Group) that is a direct or indirect Subsidiary of SpinCo (other than those constituting a Subsidiary pursuant to Section 2.1(b)) immediately after the Effective Time, and each Person that becomes a Subsidiary of SpinCo after the Effective Time.

“SpinCo Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the SpinCo Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the DevCo Group or the DevCo Business or (b) Contracts, commitments, Liabilities or permits of any member of the DevCo Group or the DevCo Business.

“SpinCo Indemnitees” means each member of the SpinCo Group and their Affiliates and each of their respective current, former or future directors, officers, agents, managers, trustees, and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“SpinCo Information Statement” means the information statement filed as Exhibit 99.1 to the SpinCo Registration Statement, and any related documentation to be provided to holders of DevCo Common Stock in connection with the Distribution, as amended from time to time by any amendments or supplements thereto.

“SpinCo Liabilities” has the meaning set forth in Section 2.3(b).

“SpinCo Post-Closing Claims” has the meaning set forth in Section 7.1(b)(i).

“SpinCo OP” has the meaning set forth in the preamble to this Agreement.

“SpinCo OP GP” means AIMCO-GP, Inc., a Delaware corporation.

“SpinCo OP Record Holders” means the holders of record of SpinCo OP Common Units at the close of business on the Record Date.

“SpinCo OP Common Units” means the partnership common units in SpinCo OP and the Class I High Performance Partnership Units of SpinCo OP.

“SpinCo Preferred Stock” means the Class A preferred stock of SpinCo with an initial aggregate liquidation preference of $2,000,000 to be issued to DevCo in accordance with the Plan of Restructuring and sold thereafter by DevCo to unrelated third parties pursuant to the Preferred Stock Sale.

“SpinCo Registration Statement” has the meaning set forth in the defined term “Registration Statements.”

“SpinCo REIT Subsidiary” means any Subsidiary of SpinCo that has or will elect to be treated as a REIT for U.S. federal income tax purposes.

“SpinCo Shared Pre-Closing Occurrence-Based Policies” has the meaning set forth in Section 7.1(b)(ii).

“SpinCo Specified Security Interest” means the security interest in the equity interests of James Oxford LP held by Aimco REIT Sub, LLC, granted pursuant to that certain pledge agreement, by Aimco REIT Sub, LLC in favor of SpinCo OP, as collateral agent for the benefit of SpinCo OP and AIMCO/Bethesda as holders of the notes.

“SpinCo Tax Liabilities” has the meaning set forth in Section 11.1(a)(iii)(A).

“Straddle Period” means any taxable period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Surviving Intercompany Agreements” has the meaning set forth in Section 2.4(b).

“Tax Advisor” means Tax counsel of recognized national standing or a “Big Four” accounting firm, in either case, with experience in the tax area involved in the Tax Dispute or issue.

“Tax Contest” means any audit, review, examination, dispute, suit, action, proposed assessment or other administrative or judicial proceeding with respect to Taxes.

“Tax Dispute” has the meaning set forth in Section 11.1(f).

“Tax Return” means any return, report, certificate, form, or similar statement or document (including any attachments thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Taxes” means (a) any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties, built-in gains, prohibited transaction (as defined in Section 857(b)(6) of the Code), and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax, or penalties applicable or related thereto and (b) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision of state or local law).

“Taxing Authority” means any Governmental Authority or other authority in connection with the determination, assessment or collection or any Tax or the administration of any Laws or administrative requirements related to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Third-Party Consents” means any consents or approvals required from third parties to assign, convey or transfer the Shared Contracts to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, social media addresses and handles, logos, slogans, trade dress and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing.

“Transactions” means the Restructuring, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transfer Taxes” means all sales, use, privilege, transfer, documentary, stamp, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Transactions.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by DevCo and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE RESTRUCTURING

Section 2.1 Transfers of Assets and Assumptions of Liabilities.

(a) Transfers Prior to Effective Time. Subject to Section 2.1(b), and in accordance with the Plan of Restructuring, DevCo and SpinCo agree to take all actions necessary so that, prior to the Effective Time, the Parties shall complete the Restructuring in accordance with the Plan of Restructuring. As part of the Plan of Restructuring, and without limiting the other steps set forth in the Plan of Restructuring:

(i) SpinCo OP shall, and shall cause its applicable Subsidiaries to, sell, assign, transfer, convey, and deliver to DevCo OP or its Subsidiaries, and DevCo OP and such DevCo Subsidiaries shall accept from SpinCo OP and its applicable Subsidiaries, to the extent not already owned by the DevCo Group, all of SpinCo OP’s and such Subsidiaries’ respective direct or indirect right, title, and interest in and to all DevCo Assets (other than the interests in AIMCO Royal Crest – Nashua, L.L.C.), in exchange for which DevCo OP shall issue the DevCo OP Units to SpinCo OP; and

(ii) DevCo OP or its Subsidiaries shall accept and assume, to the extent the DevCo Group is not already liable therefor, all the DevCo Liabilities (other than the DevCo Liabilities of AIMCO Royal Crest – Nashua, L.L.C.) in accordance with their respective terms, regardless of when or where such DevCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such DevCo Liabilities are asserted or determined (including any DevCo Liabilities arising out of claims made by DevCo’s or SpinCo’s respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates against any member of the DevCo Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the DevCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition, including those set forth on Schedule 2.1(b)(ii), (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable), the Parties will use reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii) From and after the Effective Time until such time as a Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining such Deferred Asset or Deferred Liability will use its reasonable efforts to notify the Party entitled to or intended to assume, as applicable, such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c) Misallocated Assets; Mail & Other Communications; Payments.

(i) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall, subject to Section 2.1(b), promptly transfer or cause to be transferred such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable (it being understood and agreed that any such transfers shall be made on a monthly basis). Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

(ii) After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.1(c)(ii), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 13.7 (it being understood and agreed that any such deliveries shall be made on a monthly basis); provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against any other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving any other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.1(c)(ii) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.1(c)(ii) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of any Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party or any other member of any Group or any of their respective then-Affiliates for service of process purposes.

(iii) After the Effective Time, DevCo and DevCo OP shall, and shall cause the other members of the DevCo Group and its and any of their respective then-Affiliates to, promptly pay or deliver to SpinCo and SpinCo OP (or their designee) any monies or checks that have been received by DevCo or DevCo OP (or another member of the DevCo Group or its or their respective then-Affiliates) after the Effective Time to the extent they are (or represent the proceeds of) a SpinCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis).

(iv) After the Effective Time, SpinCo and SpinCo OP shall, and shall cause the other members of the SpinCo Group and its and any of their respective then-Affiliates to, promptly pay or deliver to DevCo and DevCo OP (or their designee) any monies or checks that have been received by SpinCo or SpinCo OP (or another member of the SpinCo Group or its or their respective then-Affiliates) after the Effective Time to the extent they are (or represent the proceeds of) a DevCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis).

(v) After the Effective Time, if any Party identifies any Asset or Liability that its Group believes was, or was not, as the case may be, allocated pursuant to this Agreement or any Ancillary Agreement in accordance with the intention of the Transactions, the Parties agree to discuss such matter in good faith and, if the Parties mutually agree (in their sole and absolute discretion), then the Parties may determine to transfer such Asset or Liability to the party they mutually agree was the intended recipient in a mutually agreed manner.

(d) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee, and, to the extent applicable, recordation in the appropriate official records, of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e) Waiver of Bulk-Sale and Bulk-Transfer Laws. Each Party hereto and each member of their respective Group hereby waives compliance by each and every member of the other Party’s Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the SpinCo Group or DevCo Group, as applicable.

(f) Shared Contracts.

(i) Prior to the Closing, DevCo shall, and shall cause its Subsidiaries (including members of the DevCo Group) to, use their respective reasonable best efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause its Subsidiaries (including members of the DevCo Group) to enter into, with each third party to a Shared Contract, either (A) a separate contract or agreement in a form reasonably acceptable to DevCo and SpinCo (a “New SpinCo Contract”) that allocates the rights and obligations of DevCo and its Subsidiaries under each Shared Contract as between the DevCo Business, on the one hand, and the SpinCo Business, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract or (B) a contract or agreement in a form reasonably acceptable to DevCo and SpinCo effective as of the Effective Time (the “Partial Assignments and Releases”) that (x) assigns the rights and obligations under such Shared Contract solely to the extent related to the SpinCo Business and arising after the Effective Time to the SpinCo Group and (y) releases the DevCo Group from all liabilities or obligations with respect to the SpinCo Business that arise after the Effective Time. Any New SpinCo Contracts that relate to the SpinCo Business (the “SpinCo Business Contracts”) shall be entered into by one or more members of the SpinCo Group effective as of the Effective Time and shall allocate to SpinCo or other member of the SpinCo Group all rights and obligations of DevCo and its Subsidiaries (other than members of the SpinCo Group) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the SpinCo Business and arise after the Effective Time. All purchase commitments under the Shared Contracts shall be allocated under the SpinCo Business Contracts or the Partial Assignments and Releases as between the DevCo Business, on the one hand, and the SpinCo Business, on the other hand, in an equitable manner that is mutually and reasonably agreed to by the DevCo Group and the SpinCo Group. In connection with the entering into of New SpinCo Contracts, the Parties shall use their reasonable best efforts to ensure that members of the DevCo Group are released by the third party with respect to all liabilities and obligations relating to the SpinCo Business and arising after the Effective Time.

(ii) In the event that any third party under a Shared Contract does not agree to enter into a New SpinCo Contract or Partial Assignment and Release consistent with this Section 2.1(f), the Parties shall in good faith seek mutually acceptable alternative arrangements for purposes of allocating rights and liabilities and obligations under such Shared Contract (provided that such arrangements shall not result in a breach or violation of such Shared Contract by any member of the DevCo Group). Such alternative arrangements may include a subcontracting, sublicensing or subleasing arrangement under which SpinCo and its Subsidiaries would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Effective Time, assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to the SpinCo Business (or applicable portion thereof) or under which members of the DevCo Group would, upon the request of SpinCo, enforce for the benefit (and at the expense) of the SpinCo Group any and all of DevCo’s and its Subsidiaries’ rights against such third party under such Shared Contract solely to the extent related to the SpinCo Business (or applicable portion thereof), and the DevCo Group would promptly pay to the SpinCo Group when received all monies received by them (net of any applicable Taxes imposed on the DevCo Group) under such Shared Contract solely to the extent related to the SpinCo Business (or applicable portion thereof).

(iii) With respect to Liabilities pursuant to, under or relating to a given Shared Contract relating to occurrences from and after the Effective Time, such Liabilities shall, unless otherwise allocated pursuant to this Agreement, be allocated between the DevCo Group and the SpinCo Group as follows:

(A) If a Liability is incurred exclusively in respect of the SpinCo Business or exclusively in respect of the DevCo Business, such Liability shall be allocated to SpinCo or its applicable Subsidiary (in respect of the SpinCo Business) or DevCo or its applicable Subsidiary (in respect of the DevCo Business); and

(B) If a Liability cannot be so allocated under clause (A) above, such Liability shall be allocated to the DevCo Group or the SpinCo Group, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Effective Time, measured as of the date of the allocation) by the DevCo Business or the SpinCo Business under the relevant Shared Contract. Notwithstanding the foregoing, each of the DevCo Group and the SpinCo Group shall be responsible for any or all Liabilities arising from its (or its Subsidiary’s) breach of the relevant Shared Contract to which this Section 2.1(f) otherwise pertains.

(iv) If DevCo or any of its Subsidiaries, on the one hand, or SpinCo or any of its Subsidiaries, on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, DevCo will cause the DevCo Group to use, and SpinCo will cause the SpinCo Group to use, their respective reasonable best efforts to deliver such benefit or payment to the other Party.

(v) From the date hereof until the Effective Time, and during the twelve (12)-month period immediately following the Effective Time, DevCo and SpinCo shall use commercially reasonable efforts to cooperate to obtain the Third-Party Consents. Neither DevCo nor SpinCo shall have any Liability whatsoever for failure to obtain any Third-Party Consent, except to the extent that such failure results from a failure to use commercially reasonable efforts as required by this Section 2.1(f)(v).

Section 2.2 DevCo Assets and SpinCo Assets.

(a) For purposes of this Agreement, “DevCo Assets” shall mean, except as otherwise expressly provided in this Agreement:

(i) all of the equity interests in the DevCo Subsidiaries other than the Specified JO Common Units;

(ii) all DevCo Contracts, including the rights of the members of the DevCo Group party to this Agreement, the Ancillary Agreements and the Surviving Intercompany Agreements;

(iii) all Assets relating to any AIMCO Benefit Arrangements to be retained by, or assigned, transferred, or otherwise conveyed to, any member of the DevCo Group pursuant to the Employee Matters Agreement;

(iv) the Apartment Investment and Management Company name and any and all “Apartment Investment and Management Company” and “AIMCO” brands, related Trademarks and related Trademark applications and registrations, including those set forth on Schedule 2.2(a)(iv), and any and all derivations, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademark and Trademark application and registration;

(v) the Assets listed or described in Schedule 2.2(a);

(vi) the DevCo Retained Properties and any Assets located on such properties;

(vii) any and all cash and other current marketable securities in bank and investment accounts of the DevCo Group as of the Effective Time, including any cash and wires in transit to any such account; and

(viii) any and all Assets directly or indirectly owned or held immediately prior to the Effective Time by DevCo or any of its Subsidiaries that are used exclusively in, or that exclusively relate to, the DevCo Business;

provided, however, that the DevCo Assets shall not include the Specified SpinCo Assets.

(b) For the purposes of this Agreement, “SpinCo Assets” shall mean any and all Assets directly or indirectly owned or held immediately prior to the Effective Time by DevCo or any of its Subsidiaries (including any Asset that is not related to either the DevCo Business or the SpinCo Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets)) other than the DevCo Assets. For the avoidance of doubt, “SpinCo Assets” includes the Specified SpinCo Assets.

Section 2.3 SpinCo Liabilities and DevCo Liabilities.

(a) For the purposes of this Agreement, “DevCo Liabilities” shall mean, (without duplication) any and all Liabilities of DevCo and its Subsidiaries as of the Effective Time other than SpinCo Liabilities, including:

(i) all Liabilities primarily relating to, arising out of or resulting from any Action related to the Transactions;

(ii) all outbound cash and wires in transit as of the Effective Time from any bank or investment account of any member of the DevCo Group;

(iii) all Liabilities to be assumed by, and the obligations of, any member of the DevCo Group pursuant to this Agreement or any Ancillary Agreement;

(iv) all Liabilities arising under any new DevCo Credit Facility;

(v) any and all Liabilities of any member of the DevCo Group relating to any surviving Intercompany Accounts;

(vi) any and all Liabilities of any member of the DevCo Group pursuant to the Specified Promissory Note;

(vii) all Liabilities in respect of the DevCo Property Debt;

(viii) all Assets relating to any AIMCO Benefit Arrangements to be retained by, or assigned, transferred, or otherwise conveyed to, any member of the SpinCo Group pursuant to the Employee Matters Agreement;

(ix) all Environmental Liabilities to the extent related to the DevCo Retained Properties;

(x) those Liabilities set forth in Schedule 2.3(a)(x);

(xi) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities are not Specified SpinCo Liabilities; and

(xii) all DevCo Tax Liabilities;

(and “Specified DevCo Liabilities” shall mean the Liabilities set forth in clauses (i) through (xii) above).

(b) For the purposes of this Agreement, “SpinCo Liabilities” shall mean, (without duplication), any and all Liabilities of DevCo and its Subsidiaries as of immediately prior to the Effective Time other than the Specified DevCo Liabilities that are:

(i) Liabilities related to the SpinCo Credit Facility and the credit agreement for the SpinCo Credit Facility and all property-level indebtedness for borrowed money other than the DevCo Property Debt;

(ii) Liabilities to be assumed by, and the obligations of, any member of the SpinCo Group pursuant to this Agreement or any Ancillary Agreement;

(iii) Liabilities in respect of the Specified PM TRS Preferred Stock;

(iv) Liabilities of any member of the SpinCo Group relating to any surviving Intercompany Accounts;

(v) Liabilities allocated to the SpinCo Group pursuant to the Employee Matters Agreement;

(vi) outbound cash and wires in transit as of the Effective Time from any bank or investment account of any member of the SpinCo Group;

(vii) all Environmental Liabilities related to the Initial MLA Real Properties and the Core SpinCo Properties;

(viii) Liabilities set forth in Schedule 2.3(b)(viii); and

(ix) Spinco Tax Liabilities;

(and “Specified SpinCo Liabilities” shall mean the Liabilities set forth in clauses (ii)-(ix) above).

Section 2.4 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.4(b), DevCo, on behalf of itself and each of the other members of the DevCo Group, and SpinCo, on behalf of itself and each of the other members of the SpinCo Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.5. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 2.4(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Effective Time and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement) (collectively, the “Surviving Intercompany Agreements”):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement);

(ii) the agreements listed on Schedule 2.4(b)(ii); and

(iii) any confidentiality or non-disclosure agreements among any members of either Group.

Section 2.5 Settlement of Intercompany Accounts. Each Intercompany Account representing Indebtedness (for the avoidance of doubt, excluding the Specified Promissory Note, the Specified PM TRS Preferred Stock and the SpinCo Preferred Stock) outstanding immediately prior to the Effective Time, will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the DevCo Group and the SpinCo Group prior to the Effective Time, in each case, in the manner agreed to by the Parties. Each Intercompany Account representing an account payable outstanding immediately prior to the Effective Time, will survive and be paid in accordance with its terms; provided that if such account payable does not have a specified repayment term, such account payable shall be repaid within ninety (90) days of the Effective Time.

Section 2.6 Replacement of Guarantees.

(a) The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Effective Time, at SpinCo’s cost and expense, the replacement of all DevCo Guarantees with alternate arrangements that do not require any credit support from any member of the DevCo Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such DevCo Guarantees written releases indicating that each applicable member of the DevCo Group will, effective as of the Effective Time, have no further Liability with respect to such DevCo Guarantees. If, following the Effective Time, the Parties are unable to replace any DevCo Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such DevCo Guarantee with alternate arrangements that do not require any credit support from any member of the DevCo Group and (ii) SpinCo OP shall indemnify, defend and hold harmless each member of the DevCo Group against, and reimburse each member of the DevCo Group for, any Losses incurred following the Distribution with respect to such DevCo Guarantee, and SpinCo hereby irrevocably guarantees the due and punctual performance and observance by SpinCo OP of its obligations contained in this Section 2.6(a), subject, in each case, to all of the terms, provisions and conditions herein.

(b) The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Effective Time, at DevCo’s cost and expense, the replacement of all SpinCo Guarantees with alternate arrangements that do not require any credit support from any member of the SpinCo Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such SpinCo Guarantees written releases indicating that each applicable member of the SpinCo Group will, effective as of the Effective Time, have no further Liability with respect to such SpinCo Guarantees. If, following the Effective Time, the Parties are unable to replace any SpinCo Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such SpinCo Guarantee with alternate arrangements that do not require any credit support from any member of the SpinCo Group and (ii) DevCo OP shall indemnify, defend and hold harmless each member of the SpinCo Group against, and reimburse each member of the SpinCo Group for, any Losses incurred following the Distribution with respect to such SpinCo Guarantee, and DevCo hereby irrevocably guarantees the due and punctual performance and observance by DevCo OP of its obligations contained in this Section 2.6(b), subject, in each case, to all of the terms, provisions and conditions herein.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statements to be prepared and filed with the SEC.

(b) The Registration Statements were declared effective by the SEC on November 30, 2020.

(c) As soon as practicable after the date of this Agreement, DevCo shall cause the DevCo OP Information Statement and the SpinCo Information Statement to be mailed to the applicable Record Holders (or, alternatively, DevCo shall make available the DevCo OP Information Statement and the SpinCo Information Statement to the applicable Record Holders and cause to be mailed to the applicable Record Holders a notice of internet availability of the DevCo OP Information Statement and the SpinCo Information Statement and post such notice on its website, in each case in compliance with Rule 14a-16 promulgated by the SEC pursuant to the Exchange Act, as such rule may be amended from time to time).

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 NYSE Listing Application.

(a) Prior to the date of this Agreement, the Parties caused an application for the listing on the NYSE of SpinCo Common Stock to be issued to the DevCo Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed.

(b) Prior to the date of this Agreement, the Parties have caused the NYSE Listing Application to be approved, subject to official notice of issuance.

(c) DevCo shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3 Distribution Agent. At or prior to the Effective Time, DevCo shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4 Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”): (a) the Plan of Restructuring and all agreements and instruments executed or delivered to effect the transactions described therein, including, without limitation, the Specified Promissory Note, the SpinCo Preferred Stock, the Specified PM TRS Preferred Stock and the Specified JO Common Units, (b) the Employee Matters Agreement, (c) the Commercial Agreements, (d) the Intellectual Property Agreements, (e) the Nashua Transfer Agreement and (f) such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.6 Governance Matters.

(a) Articles of Incorporation and Bylaws. SpinCo has adopted the articles of amendment and restatement and the amended and restated bylaws of SpinCo, each substantially in the form filed by SpinCo with the SEC as an exhibit to the SpinCo Registration Statement, and SpinCo shall not take any action to modify its charter or bylaws prior to the Effective Time.

(b) Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, (i) the officers and directors of SpinCo will be as set forth in the SpinCo Information Statement and (ii) the officers and directors of DevCo will be as set forth in the DevCo OP Information Statement.

Section 3.7 Partnership Agreements. SpinCo OP shall, in its capacity as a limited partner in DevCo OP, and DevCo OP GP shall, in its capacity as the general partner of DevCo OP, and on behalf of and as attorney in fact for the other limited partners, enter into the amended and restated limited partnership agreement of DevCo OP, effective as of the Effective Time. SpinCo OP GP shall, in its capacity as the general partner of SpinCo OP, and on behalf of and as attorney in fact for the limited partners of SpinCo OP, enter into the Sixth Amended and Restated Limited Partnership Agreement of SpinCo OP, effective as of the Effective Time.

Section 3.8 DevCo OP Distribution and Internal Distribution. Prior to the SpinCo Distribution, in accordance with the Plan of Restructuring, the Parties shall cause the following to occur:

(a) DevCo shall, or shall cause its applicable Subsidiary to, cause SpinCo OP to, and SpinCo OP shall, declare and effectuate the DevCo OP Distribution in accordance with the relevant provisions of Section 4.1;

(b) SpinCo and SpinCo OP GP shall, declare and effectuate the Internal Distribution in accordance with the relevant terms of Section 4.1;

(c) The applicable member of the DevCo Group, acting in its capacity as the general partner of DevCo OP, shall consent to, and use reasonable efforts to cause, each of the SpinCo OP Record Holders who receives DevCo OP Units in the DevCo OP Distribution (other than SpinCo and SpinCo OP GP) and DevCo to be admitted as partners in DevCo OP, effective as of immediately following the Internal Distribution; and

(d) In accordance with the Plan of Restructuring, SpinCo OP shall or shall cause its applicable Subsidiary to transfer all of the interests in AIMCO Royal Crest – Nashua, L.L.C. to DevCo OP immediately following the Internal Distribution for no consideration pursuant to the Nashua Transfer Agreement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Distribution.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 4.1(c):

(i) on or prior to the Distribution Date, DevCo shall, or shall cause its applicable Subsidiary to, deliver or otherwise make available to the Distribution Agent, for the benefit of the applicable Record Holders, such number of issued and outstanding shares of SpinCo Common Stock as is necessary to effect the SpinCo Distribution and the appropriate number of DevCo OP Units as is necessary to effect the DevCo OP Distribution and provide to the Distribution Agent all SpinCo Common Stock and DevCo OP Unit certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and any information required in order to complete the Distribution;

(ii) on the Distribution Date, DevCo will, or will cause its applicable Subsidiary to, direct the Distribution Agent to distribute, prior to the Effective Time, to each applicable Record Holder, one DevCo OP Unit for every one SpinCo OP Common Unit held by such Record Holder at the close of business on the Record Date. All such DevCo OP Units to be so distributed shall be distributed by way of direct registration in book-entry form. No certificates therefor shall be distributed. The DevCo OP Distribution shall be effective prior to the Effective Time;

(iii) on the Distribution Date, DevCo and SpinCo will, or will cause their applicable Subsidiaries to, distribute prior to the Effective Time all of the DevCo OP Units received by SpinCo and SpinCo OP GP in the DevCo OP Distribution to DevCo. The Internal Distribution shall be effective prior to the Effective Time; and

(iv) on the Distribution Date, DevCo will direct the Distribution Agent to distribute, effective as of the Effective Time, to each applicable Record Holder, (A) one share of SpinCo Common Stock for each share of DevCo Common Stock held by such Record Holder at the close of business on the Record Date, rounded down to the nearest whole number and (B) cash, if applicable, in lieu of fractional shares of SpinCo Common Stock, in an amount determined in accordance with Section 4.1(b) hereof. All such shares of SpinCo Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, DevCo shall cause the Distribution Agent to deliver an account statement to each holder of SpinCo Common Stock reflecting such holder’s ownership thereof. All of the shares of SpinCo Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Notwithstanding anything herein to the contrary, no fractional shares of SpinCo Common Stock shall be issued in connection with the SpinCo Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this section, would be entitled to receive a fractional share interest of SpinCo Common Stock pursuant to the SpinCo Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. DevCo will direct the Distribution Agent to determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes. The costs and expenses of such sale and distribution, including brokers fees and commissions will be paid by SpinCo. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent. None of DevCo, SpinCo or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of DevCo Common Stock. Neither DevCo nor SpinCo shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of DevCo or SpinCo; and

(c) Notwithstanding any other provision of this Agreement, DevCo, SpinCo OP, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE V

CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by DevCo, in its sole and absolute discretion, at or before the Effective Time:

(a) (x) the DevCo Board shall have declared the SpinCo Distribution, which declaration may be made or withheld in its sole and absolute discretion, (y) SpinCo OP GP, as general partner of SpinCo OP, shall have declared the DevCo OP Distribution and (z) SpinCo and its applicable Subsidiaries shall have declared the Internal Distribution;

(b) the Registration Statements shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) DevCo shall have mailed the DevCo OP Information Statement and the SpinCo Information Statement (and such other information concerning SpinCo, DevCo OP, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the applicable Record Holders or shall have caused to be mailed the notice of internet availability of the DevCo OP Information Statement and the SpinCo Information Statement to the applicable Record Holders as contemplated by Section 3.1(c);

(d) DevCo shall have received solvency opinions from an independent financial advisory firm, in form and substance reasonably acceptable to DevCo, substantially to the effect that DevCo, DevCo OP, SpinCo and SpinCo OP are Solvent pro forma for the Restructuring and Distribution;

(e) SpinCo shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to SpinCo, substantially to the effect that commencing with SpinCo’s taxable year ending December 31, 2020, SpinCo has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT;

(f) DevCo shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to DevCo, substantially to the effect that, commencing with DevCo’s taxable year ended December 31, 1994, DevCo has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT;

(g) the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(h) DevCo shall have set a Record Date for the SpinCo Distribution and provided notice thereof to the NYSE, as provided in Section 3.2(c) and SpinCo OP GP, as general partner of SpinCo OP, shall have set the same Record Date for the DevCo OP Distribution;

(i) the Restructuring shall have been completed in accordance with the Plan of Restructuring;

(j) the Preferred Stock Sale Agreement shall have been executed by the parties thereto;

(k) the applicable members of the SpinCo Group shall have entered into definitive documentation with respect to the SpinCo Credit Facility;

(l) no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(m) no other event or development shall have occurred or failed to occur that, in the judgment of the DevCo Board, in its sole discretion, would make it inadvisable to effect the Distribution;

(n) SpinCo shall have adopted the amended and restated articles of incorporation and amended and restated bylaws, as provided in Section 3.6(a);

(o) the general partner of DevCo OP shall have adopted the amended and restated DevCo OP agreement of limited partnership, as provided in Section 3.7;

(p) the general partner of SpinCo OP shall have adopted the Sixth Amended and Restated Limited Partnership Agreement of SpinCo OP, as provided in Section 3.7;

(q) the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(r) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state “blue sky” Laws in connection with the Transactions shall have been taken; and

(s) any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of DevCo, and the DevCo Board may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the DevCo Board concerning the satisfaction or waiver of any or all of the conditions set forth in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in

Section 5.1 will not create any obligation on the part of DevCo to any other Person to effect any of the Transactions or in any way limit DevCo’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 12.1 or alter the consequences of any termination from those specified in Section 12.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Policies(a) .

(a)

(i) From and after the Distribution Time, the SpinCo Group and the SpinCo Business shall cease to be insured by the DevCo Group’s Insurance Policies. The DevCo Group shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the SpinCo Group. SpinCo and SpinCo OP shall be responsible for securing all Insurance Policies that it considers appropriate for the SpinCo Business and the operation thereof by the SpinCo Group. SpinCo and SpinCo OP agree to arrange for its own Insurance Policies with respect to the SpinCo Business and the SpinCo Group. SpinCo agrees, on behalf of itself and each member of the SpinCo Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the DevCo Group, except as permitted under Section 7.1(b)(i).

(ii) From and after the Distribution Time, the DevCo Group and the DevCo Business shall cease to be insured by the SpinCo Group’s Insurance Policies. The SpinCo Group shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the DevCo Group. DevCo and DevCo OP shall be responsible for securing all Insurance Policies that it considers appropriate for the DevCo Business and the operation thereof by the DevCo Group. DevCo and DevCo Op agree to arrange for its own Insurance Policies with respect to the DevCo Business and the DevCo Group. DevCo agrees, on behalf of itself and each member of the DevCo Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the SpinCo Group, except as permitted under Section 7.1(b)(ii).

(b)

(i) For any claim asserted against SpinCo or any SpinCo Subsidiary after the Distribution Time arising out of an occurrence taking place prior to the Distribution Time (“SpinCo Post-Closing Claims”), SpinCo and each SpinCo Subsidiary may access coverage under any occurrence-based third-party Insurance Policies of DevCo or its Subsidiaries (as applicable) in place prior to the Distribution Date under which SpinCo or any SpinCo Subsidiary is insured (the “DevCo Shared Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage, without cost to DevCo and its Subsidiaries, for such SpinCo Post-Closing Claim. DevCo and its Subsidiaries (as applicable) shall reasonably cooperate with SpinCo and its Subsidiaries in connection with the tendering of such claims; provided, however, that: (A) SpinCo or the SpinCo and its Subsidiaries shall promptly notify DevCo of all such SpinCo Post-Closing Claims; (B) SpinCo and SpinCo OP shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any SpinCo Post-Closing Claim and shall reimburse to DevCo and its Subsidiaries all reasonable out-of-pocket costs and expenses incurred in connection with such claims. In the event that a SpinCo Post-Closing Claim relates to the same occurrence for which DevCo or its Subsidiaries is seeking coverage under DevCo Shared Pre-Closing Occurrence-Based Policies, and the limits under an applicable DevCo Shared Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of SpinCo or any SpinCo Subsidiary (as applicable) and DevCo or its Subsidiaries (as applicable), amounts due under such a DevCo Shared Pre-Closing

Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite.

(ii) For any claim asserted against DevCo or any DevCo Subsidiary after the Distribution Time arising out of an occurrence taking place prior to the Distribution Time (“DevCo Post-Closing Claims”), DevCo and each DevCo Subsidiary may access coverage under any occurrence-based third-party Insurance Policies of SpinCo or its Subsidiaries (as applicable) in place prior to the Distribution Date under which DevCo or any DevCo Subsidiary is insured (the “SpinCo Shared Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage, without cost to SpinCo and its Subsidiaries, for such DevCo Post-Closing Claim. SpinCo and its Subsidiaries (as applicable) shall reasonably cooperate with DevCo and its Subsidiaries in connection with the tendering of such claims; provided, however, that: (A) DevCo or the DevCo Subsidiaries shall promptly notify SpinCo and SpinCo OP of all such DevCo Post-Closing Claims; (B) DevCo and DevCo OP shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any DevCo Post-Closing Claim and shall reimburse to SpinCo and its Subsidiaries all reasonable out-of-pocket costs and expenses incurred in connection with such claims. In the event that a DevCo Post-Closing Claim relates to the same occurrence for which SpinCo or its Subsidiaries is seeking coverage under SpinCo Shared Pre-Closing Occurrence-Based Policies, and the limits under an applicable SpinCo Shared Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of DevCo or any DevCo Subsidiary (as applicable) and SpinCo or its Subsidiaries (as applicable), amounts due under such a SpinCo Shared Pre-Closing Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite.

(c) In no event will a Party have any Liability whatsoever to any member of the other Party’s Group because any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of either Party’s Group for any reason whatsoever or is not renewed or extended. Furthermore, each Party, on behalf of its Group, releases each member of the other Party’s Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the other Party’s Group as in effect at any time prior to the Distribution Time, including as a result of (A) the level or scope of any insurance, (B) the creditworthiness of any insurance carrier, (C) the terms and conditions of any Insurance Policy or (D) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(d) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the DevCo Group or the SpinCo Group in respect of any insurance policy or any other contract or policy of insurance.

(e) The treatment of workers’ compensation claims asserted against (A) SpinCo or any SpinCo Subsidiary with respect to the DevCo Group’s Insurance Policies and (B) DevCo or any DevCo Subsidiary with respect to the SpinCo Group’s insurance policies shall be governed by this Section 7.1.

Section 7.2 No Restrictions on Post-Distribution Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group, including investing in, owning, managing, redeveloping and developing apartment communities. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. No Party or Group, nor any officer or director thereof, shall be liable to another Party or the other Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b) Except as DevCo and each other member of the DevCo Group, on the one hand, and SpinCo and each other member of the SpinCo Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the other Group nor its stockholders shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such corporate opportunity, is hereby renounced by such Group on its behalf and on behalf of its stockholders. Accordingly, subject to Section 7.2(c) below, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the other Group and (ii) each Group has the right to hold any such corporate opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the other Group and its stockholders and shall not be liable to the other Group and its stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the corporate opportunity to the other Group.

(c) Except as DevCo and each other member of the DevCo Group, on the one hand, and SpinCo and each other member of the SpinCo Group, on the other hand, may otherwise agree in writing, including the Ancillary Agreements, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group).

For the purposes of this Section 7.2, “corporate opportunities” of a Group shall include business opportunities that members of such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

Section 7.3 Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within twelve (12) months thereafter, SpinCo shall change (and shall cause all of the other members of the SpinCo Group to change) its name and cause its certificate of incorporation (or equivalent organization documents) and any d/b/a, as applicable, to be amended to remove any reference to “AIMCO” and “Apartment Investment and Management Company”. Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within twelve (12) months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates, including, with respect to the SpinCo Group’s cessation of the use of Trademarks, “AIMCO”, “Apartment Investment and Management Company” or any other Trademark comprising or containing “AIMCO” and “Apartment Investment and Management Company” (B) any Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the SpinCo Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with DevCo or in the case of any member of the DevCo Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with SpinCo, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than twelve (12) months following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, to the extent publicly distributed or observable. Each Party hereby grants the other Party a non-exclusive, non-sublicensable, non-transferable license under its Trademarks to use such Trademarks solely as and for so long as permitted pursuant to the foregoing in this Section 7.3; provided that any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 7.3 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for such Other Party Marks as of the Effective Time. Neither Party’s Group shall use the Other Party Marks in a manner that may reflect negatively on such Trademarks or on the other Party or its Group.

(b) Notwithstanding the foregoing requirements of Section 7.3(a), if any Party or any member of such Party’s Group used reasonable efforts to comply with Section 7.3(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use reasonable efforts to effectuate such name change and does effectuate such name change within twelve (12) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to use such Other Party Mark that is in such Party’s or Group member’s legal name, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 7.3(a), SpinCo and SpinCo OP shall not be required to change any name including the word “AIMCO” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) SpinCo and SpinCo OP on a prospective basis from and after the Distribution Date shall change the name in any new or amended third-party contract or license or property record and (ii) SpinCo shall not advertise or make public any continued use of the “AIMCO” name permitted by this Section 7.3(c).

Section 7.4 Preferred Stock Sale. Immediately after the Effective Time and in accordance with the terms of the Preferred Stock Sale Agreement, the applicable members of the

SpinCo Group and the DevCo Group shall cooperate and take any and all actions necessary to effect the Preferred Stock Sale.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Subject to Section 8.1(b) and Section 8.8(f), for a period of seven (7) years (the “Access Period”) following the Distribution Date, as soon as reasonably practicable after written request (and using reasonable efforts to do so within five (5) Business Days): (i) DevCo and DevCop OP shall afford to any member of the SpinCo Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the SpinCo Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the DevCo Group immediately following the Distribution Date that relates to any member of the SpinCo Group or the SpinCo Business, and (ii) SpinCo shall afford to any member of the DevCo Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the DevCo Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the SpinCo Group immediately following the Distribution Date that relates to any member of the DevCo Group or the DevCo Business; provided, however, that in the event that SpinCo or SpinCo OP, or DevCo or DevCo OP, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that, in the event that the responding Person, in its sole discretion, determines that complying with such request or the provision of any such information would violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the responding Person shall not be obligated to provide such information; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Access Period shall be extended with respect to requests (including requests for information subject to a legal hold) related to any third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b) A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, arbitration or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group),

(iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c) Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), SpinCo and SpinCo OP shall use its reasonable efforts to cooperate with any requests from any member of the DevCo Group pursuant to Section 8.1(a), and DevCo and DevCo OP shall use its reasonable efforts to cooperate with any requests from any member of the SpinCo Group pursuant to Section 8.1(a), in each case, to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2 Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Preserving, Gathering or Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, or of preserving such information beyond the Access Period for reasons related to a legal hold or any third-party litigation or other dispute filed before the end of the Access Period, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of seven (7) years (or such longer period as may be applicable for particular categories of information under the policies and procedures of DevCo as in effect on the Distribution Date (as if the members of each Group were treated as Affiliates)) following the Distribution Date, except as otherwise required (whether pursuant to Law, court order, legal hold or otherwise) or agreed in writing, the Parties agree to use reasonable efforts to retain, or cause to be retained, all information in the possession or control of them or any member of their Group on the Distribution Date in accordance with the policies and procedures of DevCo as in effect on the Distribution Date.

Section 8.5 Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) Each of SpinCo and SpinCo OP shall use reasonable efforts to make available, or cause to be made available, to any member of the DevCo Group, the directors, officers, employees, managers, trustees, and agents of any member of the SpinCo Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees, managers, trustees, and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the SpinCo Group is adverse to any member of the DevCo Group; and

(b) Each of DevCo and DevCo OP shall use reasonable efforts to make available, or cause to be made available, to any member of the SpinCo Group, the directors, officers, employees, managers, trustees, and agents of any member of the DevCo Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees, managers, trustees, and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the DevCo Group is adverse to any member of the SpinCo Group.

(c) The requesting Party shall bear all reasonable costs and expenses therewith.

Section 8.7 Confidentiality.

(a) SpinCo (on behalf of itself and each other member of its Group), SpinCo OP, DevCo (on behalf of itself and each other member of its Group), and DevCo OP shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants, managers, trustees, and advisors (“Representatives”) to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group; provided that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective Representatives, auditors, attorneys, financial advisors, and bankers who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, and in connection with any other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of such other Party’s Group to take, reasonable steps to promptly destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided that (i) the other Party shall not be obligated to destroy Confidential Information that is required by or relates to such other Party’s business or the business of any member of such other Party’s Group, (ii) such other Party’s legal department and/or outside counsel, or both, may keep one copy of the Confidential Information (in electronic or paper form) and (iii) with respect to such other Party’s Representatives who are accounting firms, brokers, securities firms or financial institutions, such firms may keep a copy or copies of the Confidential Information if required by policies and procedures implemented by such accounting firms, brokers, securities firms or financial institutions in order to comply with applicable Law, professional standards or bona fide document retention policy. In addition, the other Party and its Representatives may retain Confidential Information to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers, so long as it is not available to an end user without the use of procedures for which end users are not typically trained, and cannot be expunged without considerable effort. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, one of its duly authorized officers to certify in writing to the requesting Person that the requirements of the preceding sentence have been satisfied in full.

Section 8.8 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the DevCo Group and the SpinCo Group, and that each of the members of the DevCo Group and the SpinCo Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law. The Parties agree that such privileged information shall not be used by or against any member of the SpinCo Group or DevCo Group in any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group. The Parties also agree to take, and cause the other members of their respective Groups to take, all reasonable steps to preserve shared privileges after the Effective Time.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of the SpinCo Group or the DevCo Group, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) DevCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the DevCo Business, whether or not the privileged information is in the possession of or under the control of DevCo or SpinCo. DevCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting DevCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the DevCo Group, whether or not the privileged information is in the possession of or under the control of DevCo or SpinCo; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the SpinCo Business, whether or not the privileged information is in the possession of or under the control of DevCo or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the SpinCo Group, whether or not the privileged information is in the possession of or under the control of DevCo or SpinCo.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Except as provided in Section 8.8(d), SpinCo and SpinCo OP may not waive, and shall cause each other member of the SpinCo Group not to waive, any privilege that could be asserted by a member of the DevCo Group under any applicable Law, and in which a member of the DevCo Group has a shared privilege, without the consent of DevCo, which consent shall not be withheld, conditioned or delayed except to protect DevCo’s own legitimate interests or the legitimate interests of any other member of the DevCo

Group. Except as provided in Section 8.8(d), DevCo and DevCo OP may not waive, and shall cause each other member of the DevCo Group not to waive, any privilege that could be asserted by a member of the SpinCo Group under any applicable Law, and in which a member of the SpinCo Group has a shared privilege, without the consent of SpinCo, which consent shall not be withheld, conditioned or delayed except to protect SpinCo’s own legitimate interests or the legitimate interests of any other member of the SpinCo Group. If a dispute arises between or among SpinCo and DevCo, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall endeavor to minimize any prejudice to the rights of such other Party and shall not unreasonably withhold consent to any request for waiver by such Party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group. Each Party will determine its own legitimate interests or the legitimate interests of any other member of its Group in good faith.

(d) Notwithstanding any of the other provisions of this Section 8.8, to the fullest extent permitted by Law, in the event of any litigation or dispute between or among the Parties and/or any members of their respective Groups, any Party or any members of the Party’s respective Group may waive a privilege which it shares with another Party or any member of the other Group, without obtaining the consent from the other Party or the other member(s) of a Party’s Group which shares the privilege; provided that such waiver of a shared privilege shall be effective only as to the use of information by the relevant Parties and/or the applicable members of their respective Groups in such litigation or dispute, and shall not operate as a waiver of the shared privilege with respect to any proceedings, disputes, or other matters involving third parties or with respect to any other actions. In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups and shall not be publicly disclosed. For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents, managers, trustees, or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(f) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, release and forever discharge each DevCo Indemnitee, from any and all Liabilities whatsoever to any member of the SpinCo Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 9.1(d), effective as of the Effective Time, DevCo does hereby, for itself and each other member of the DevCo Group, release and forever discharge each SpinCo Indemnitee from any and all Liabilities whatsoever to any member of the DevCo Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) Each Party is deemed expressly to, and each Party hereby expressly acknowledges and agrees that it does, understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The releases in Section 9.1(a) and Section 9.1(b) include a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a Party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have affected such Party’s settlement with the obligor. Each Party hereby expressly understands and acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected and that present losses may have been underestimated in amount, severity, or both, and further expressly agrees that this release has been negotiated and agreed upon in light of that understanding and awareness and each such Party nevertheless hereby intends to release the Persons described in Section 9.1(a) and Section 9.1(b) from the Liabilities described in Section 9.1(a) and Section 9.1(b), respectively.

(d) Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the DevCo Group from any member of the SpinCo Group, or by any member of the SpinCo Group from any member of the DevCo Group from and after the Effective Time; or

(iv) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(e) SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any DevCo Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). DevCo shall not make, and shall not permit any member of the DevCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SpinCo Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2 Indemnification by SpinCo. Except as provided in Section 9.4 and Section 9.5, SpinCo OP shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the SpinCo Group to, indemnify, defend and hold harmless, the DevCo Indemnitees from and against any and all Losses of the DevCo Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any SpinCo Liability (other than any SpinCo Tax Liability, which are addressed in Article XI), including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities (other than any SpinCo Tax Liability, which Liabilities are addressed in Article XI) in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the SpinCo Group of any provision of this Agreement or of any of the Ancillary Agreements (other than the Commercial Agreements), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained or incorporated by reference in the Registration Statements, the DevCo OP Information Statement and the SpinCo Information Statement that relates solely to the SpinCo Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.2, “Appropriate Member of the SpinCo Group” means the member or members of the SpinCo Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3 Indemnification by DevCo. Except as provided in Section 9.4 and Section 9.5, DevCo OP shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the DevCo Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any DevCo Liability (other than any DevCo Tax Liability, which are addressed in Article XI), including the failure of any member of the DevCo Group or any other Person to pay, perform or otherwise promptly discharge any DevCo Liabilities(other than any SpinCo Tax Liability, which are addressed in Article XI) in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the DevCo Group of any provision of this Agreement or of any of the Ancillary Agreements (other than the Commercial Agreements),

subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained or incorporated by reference in the Registration Statements, the DevCo OP Information Statement and the SpinCo Information Statement, other than information that relates solely to the DevCo Business;

in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.3, “Appropriate Member of the DevCo Group” means the member or members of the DevCo Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than the Commercial Agreements) (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at the Indemnitee’s own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law. The Indemnifying Party shall timely and regularly pay or reimburse the Indemnitee’s expenses incurred in defense of such Third-party Claim, including all attorneys’ fees and litigation costs, as such expenses are incurred by Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, consent decree, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(h) Certain Tax Consequences.

(i) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement or under any Ancillary Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT and taking into account any other payments to the Indemnitee (and any other relevant entity, including the Protected REIT) during such tax year that do not constitute Qualifying Income, which determination shall be (i) made by independent accountants to the Indemnitee and (ii) submitted to and approved by the Indemnitee’s outside tax counsel.

(ii) If the amount that an Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee for any tax year pursuant to this Agreement exceeds the amount payable for such tax year to such Indemnitee pursuant to the preceding sentence (such excess, the “Expense Amount”), then:

(A) The Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”). The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnitee, (y) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party or the applicable Affiliate of the Indemnifying Party whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested only as determined by the Indemnifying Party in its sole discretion;

(B) Pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization;

(C) Any amount held in escrow pursuant to this Section 9.4 for five (5) years shall be released from such escrow to be used as determined by the Indemnifying Party in its sole and absolute discretion;

(D) The Indemnitee shall bear all costs and expenses with respect to the escrow; and

(E) The Indemnifying Party shall cooperate in good faith with the Indemnitee (including amending this Section 9.4(h) at the reasonable request of the Indemnitee) in order to (i) maximize the portion of the payments that may be made to the Indemnitee hereunder without causing the Protected REIT to fail to meet the REIT Requirements, (ii) improve the Indemnitee’s chances of securing a favorable REIT Qualification Ruling, or (iii) assist the Indemnitee in obtaining a favorable Expense Amount Tax Opinion or a favorable Expense Amount Accountant’s Letter. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of the Indemnitee or an affiliate or designee of the Indemnitee. The Indemnitee shall reimburse the Indemnifying Party for all reasonable costs and expenses of such cooperation.

Section 9.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6 Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. For all Tax purposes, DevCo and SpinCo agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time or payments required under any of the Commercial Agreements) as either a contribution by DevCo to SpinCo or a distribution by SpinCo to DevCo, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 9.7 Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and DevCo and each other member of the DevCo Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, NEITHER DEVCO OR ANY MEMBER OF THE DEVCO GROUP, ON THE ONE HAND, NOR SPINCO OR ANY MEMBER OF THE SPINCO GROUP, ON THE OTHER HAND, SHALL BE LIABLE TO THE OTHER,

WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST REVENUES OR PROFITS) (OTHER THAN CONSEQUENTIAL DAMAGES THAT ARE REASONABLY FORESEEABLE), PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, SPECIAL, OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Appointed Representative. On or before the Distribution Date, each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes on behalf of the Party appointing such representative.

Section 10.2 Negotiation and Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement or any Ancillary Agreement (other than the Commercial Agreements) or any of the Transactions, whether arising in contract or tort, between or among the Parties or any members of their respective Groups (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party or any of the members of their respective Groups for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 13.7 below (“Dispute Notice”). All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence in any hearing or judicial proceeding or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(i) If, for any reason, a Dispute is not resolved in writing by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, or if a party fails to appoint an Appointed Representative within the periods specified herein, such Dispute shall be submitted to final and binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules in effect at the time (the “AAA Rules”), except as modified herein:

(ii) The seat of the arbitration shall be Denver, Colorado.

(iii) The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so appointed shall appoint the third and presiding arbitrator (the “Chairperson”) within thirty (30) days of the appointment of the second arbitrator. If any Party fails to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Chairperson, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the AAA in accordance with the AAA Rules.

(iv) By electing to proceed under the AAA Rules, the parties to the Dispute confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute or the jurisdiction of the arbitral tribunal, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the existence, scope, validity, interpretation or enforceability of the parties’ agreement to arbitrate, shall be determined by the arbitration tribunal.

(v) Each party shall submit its claims according to the timetable established by the arbitral tribunal. With respect to each claim for monetary relief advanced in the arbitration and/or any claim under the indemnification provisions of Article IX, each side’s submissions shall specify the proposed monetary relief that it contends that the arbitral tribunal should award (in each case, the “Proposed Damages Award”), which Proposed Damages Award may be expressed as “zero”. Each side’s Proposed Damages Award shall also state whether pre- or post-award interest should be awarded, and if so, at what interest rate, and the date from which such interest (if any) should be calculated. If a Person recovers a damages aware, that Person shall be entitled to recover pre-award and post-award interest as allowed and calculated under Delaware Law.

(vi) As to each claim for monetary relief and/or any claim under the indemnification provisions of Article IX, there shall be only two Proposed Damages Awards (one for each side of the claim). Where there are more than two parties to the arbitration, the arbitral tribunal shall have power to make appropriate directions as to which parties shall comprise each “side” for purposes of submitting Proposed Damages Awards, in every instance to ensure a proper alignment of parties with respect to each such claim.

(vii) In rendering its award, insofar as monetary relief and/or relief under the indemnification provisions of Article IX is claimed, the arbitral tribunal shall be limited to choosing, without modification, the Proposed Damages Award of one of the sides, according to its determination of which Proposed Damages Award most comports with its assessment of the case. The arbitral tribunal shall not award any monetary relief of any kind except as set forth in this paragraph, provided that this will not limit the power of the arbitral tribunal: (A) to award relief per paragraph (viii) hereof; (B) to apply any statute of limitation that it determines is applicable to any claim; (C) to dismiss or exclude any claim that it determines is: (1) precluded by any part of this Agreement, including without limitation the provisions of Articles VI and IX hereof or of any part of any Ancillary Agreement, and/or (2) beyond the scope of this Section 10.2; (D) to receive and determine dispositive motions in accordance with the AAA Rules; and/or (E) to apportion fees and costs per paragraph (ix) hereof.

(viii) In addition to monetary relief, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement; provided that a claim under the indemnification provisions of Article IX shall at all times be governed by the procedures set forth in paragraphs (v) through (vii) above.

(ix) The arbitral tribunal shall award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrators’ fees and AAA administrative costs.

(x) The Parties intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any award rendered by the arbitration tribunal shall be final and binding on all the parties to the Dispute. The parties to the Dispute agree to comply with any award made in any such arbitration proceedings. Judgment upon any award may be entered in any court of competent jurisdiction, including any court having jurisdiction over any party or any of its assets.

(xi) By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In any such action brought in court for such provisional remedies or enforcement of any award, each of the parties to the Dispute irrevocably and unconditionally (A) consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of Colorado and the Federal Courts of the United States of America located within the State of Colorado (the “Colorado Courts”); (B) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Colorado Court; (C) consents to service of process in the manner provided by Section 13.7 below or in any other manner permitted by Law; and (D) WAIVES ANY RIGHT TO TRIAL BY JURY.

(xii) This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code. The parties to the Dispute intend that the arbitration tribunal shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction.

(xiii) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement and the Ancillary Agreements may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under this Agreement or the Ancillary Agreement(s), the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement and/or the Ancillary Agreement(s), if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement or the Ancillary Agreement(s), the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(xiv) In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under this Agreement or any Ancillary Agreement in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Agreement or such Ancillary Agreement is terminated in accordance with the provisions hereof.

(xv) Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right, and in any such case, the party making such disclosure shall produce only those materials and information that are necessary and shall take reasonable steps to safeguard the confidentiality of the materials and information.

(b) The Parties agree that the provisions of this Section 10.2 bind themselves and any of the members of their respective Groups, and further agree to take all measures to lawfully cause the members of their respective Groups to abide and be bound by the terms of this Section 10.2.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Returns and Payments.

(a) Liability for Taxes.

(i) Except as otherwise provided in the Employee Matters Agreement and in Section 11.1(a)(iii), DevCo OP and its Subsidiaries shall assume all liability for any and all Taxes attributable to DevCo and each member of the DevCo Group, without regard to when such Taxes were accrued and including, for the avoidance of doubt, all Property Taxes with respect to DevCo Group Assets and all entity-level Taxes with respect to DevCo Group entities and all Property Taxes with respect to the DevCo Group Assets (the “DevCo Tax Liabilities”).

(ii) Except as otherwise provided in the Employee Matters Agreement and in Section 11.1(a)(iii), SpinCo OP and its Subsidiaries shall assume all liability for any and all Taxes attributable to SpinCo and each member of the SpinCo Group, without regard to when such Taxes were accrued and including, for the avoidance of doubt, all Property Taxes and Transfer Taxes with respect to SpinCo Group Assets and all entity-level Taxes with respect to Spin Group entities.

(iii) Notwithstanding the above,

(A) SpinCo OP and its Subsidiaries shall assume (x) all Taxes of any member of the DevCo Group resulting from challenges to the intended Tax treatment of the Transactions set forth in Section 11.2(a)(i) and (y) all Transfer Taxes arising from the DevCo Retained Properties and any Assets located on such properties pursuant to the Transactions (the Tax Liabilities described in this Section 11.1(a)(iii), together with the Tax liabilities described in Section 11.1(a)(ii), the “SpinCo Tax Liabilities”).

(b) Refunds. DevCo Group shall be entitled to any refund of or credit for Taxes for which DevCo or its Subsidiaries are responsible under this Agreement, and SpinCo Group shall be entitled to any refund of or credit for Taxes for which SpinCo or its Subsidiaries are responsible under this Agreement. Refunds for any Straddle Period shall be equitably apportioned between DevCo OP and SpinCo OP in accordance with the provisions of this Agreement governing the Taxes with respect to such periods. A Party receiving a refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within thirty (30) calendar days after the receipt of the refund.

(c) Transfer Taxes and Property Tax Returns.

(i) SpinCo OP will prepare and file all Tax Returns and other documentation with respect to all Transfer Taxes described in Section 11.1(a)(iii).

(ii) DevCo OP will prepare and file all Tax Returns for Property Taxes due on or after the Distribution Date for DevCo Retained Properties. SpinCo OP will prepare and file all Tax Returns for Property Taxes due on or after the Distribution Date for Assets held by a member of the SpinCo Group after the Distribution Date.

(d) Filing of Other Tax Returns.

(i) DevCo OP will have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the DevCo Group is obligated to prepare and file.

(ii) SpinCo OP shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the SpinCo Group is obligated to file.

(e) Amended Returns. Without the prior written consent of DevCo OP, which consent shall not be unreasonably withheld, conditioned, or delayed, SpinCo OP shall not, and shall not permit any member of the SpinCo Group to, file any amended Pre-Closing Period Tax Return or Straddle Period Tax Return that includes a SpinCo REIT Subsidiary.

(f) Dispute Resolution. Subject to the final sentence of this Section 11.1(f), the Parties shall attempt in good faith to resolve any disagreement arising with respect to this Article XI, including any dispute in connection with a claim by a third party (a “Tax Dispute”). Either Party may give the other Party written notice of any Tax Dispute not resolved in the normal course of business. Subject to the final sentence of this Section 11.1(f), if the Parties cannot agree within thirty (30) Business Days following the date on which one Party gives such notice, then the Tax Dispute shall be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Tax Dispute. If the Parties are unable to agree upon a Tax Advisor within fifteen (15) calendar days, the Tax Advisor selected by DevCo and the Tax Advisor selected by SpinCo shall jointly select a Tax Advisor that will resolve the Tax Dispute. Such Tax Advisor shall be empowered to resolve the Tax Dispute, including by engaging nationally recognized accountants and other experts. The Tax Advisor chosen to resolve the Tax Dispute shall furnish written notice to the Parties of its resolution of such Tax Dispute as soon as practicable, but in no event later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Each of DevCo OP and SpinCo OP shall bear fifty percent (50%) of the aggregate expenses of the Tax Advisor chosen to resolve the Tax Dispute.

Section 11.2 Tax Covenants.

(a) Covenants of DevCo and SpinCo.

(i) The Parties agree that: (A) all transaction steps comprising the Restructuring shall, for all Tax purposes in all respects, be treated as specified in the Plan of Restructuring, (B) the DevCo OP Distribution will be treated as a partnership division under Treasury Regulations Section 1.708-1(d), (C) the SpinCo Distribution will be treated as a taxable distribution under Section 301 of the Code and (D) the Parties and their respective Subsidiaries shall report the Restructuring, the DevCo OP Distribution, and the SpinCo Distribution for all Tax purposes in all respects consistently with such treatment, and shall not take any position on any Tax Return that is inconsistent with such treatment.

(ii) Each Party shall report the value of the SpinCo Common Stock and SpinCo Assets on the Distribution Date as determined by DevCo for all Tax purposes in all respects, and shall not take any position on any Tax Return that is inconsistent with such value.

(b) Covenants of DevCo.

(i) DevCo and DevCo OP shall use their commercially reasonable efforts to cooperate with SpinCo and each SpinCo REIT Subsidiary, as necessary, to enable SpinCo and each SpinCo REIT Subsidiary to each qualify for taxation as a REIT and receive customary legal opinions on or after the Distribution Date concerning SpinCo’s qualification and taxation as a REIT, including by providing information and representations to SpinCo or any of the SpinCo REIT Subsidiaries and their respective tax counsel with respect to the composition of DevCo’s income and assets, composition of the holders of stock of DevCo and DevCo’s organization, operation, and qualification as a REIT.

(ii) DevCo and DevCo OP shall use reasonable best efforts to maintain DevCo’s REIT status for each of its taxable years ending on or before December 31, 2021, unless DevCo obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which SpinCo and the SpinCo REIT Subsidiaries can rely, substantially to the effect that DevCo’s failure to maintain its REIT status will not prevent SpinCo or any SpinCo REIT Subsidiary from making a valid REIT election for any taxable year, or otherwise cause SpinCo or any SpinCo REIT Subsidiary to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

(iii) DevCo shall not liquidate, merge, combine or otherwise restructure or elect to be treated as other than a corporation for U.S. federal income tax purposes, without SpinCo’s consent, prior to the second (2nd) anniversary of the Distribution Date; provided, however, that DevCo may, at any point after December 31, 2020, combine or merge with or into any Person that (immediately before such merger or combination) is not a member of the DevCo Group.

(c) Covenants of SpinCo.

(i) SpinCo and each SpinCo REIT Subsidiary shall take all actions, and refrain from taking all actions, as are necessary to ensure that SpinCo and each SpinCo REIT Subsidiary will qualify for taxation as a REIT for U.S. federal income tax purposes for any and all Straddle Periods.

(ii) SpinCo and each SpinCo REIT Subsidiary shall accommodate all reasonable requests of DevCo with respect to maintenance of the REIT status of DevCo, any Subsidiary of DevCo that has or will elect to be treated as a REIT for U.S. federal income tax purposes, SpinCo, or a SpinCo REIT Subsidiary for any and all Straddle Periods.

(iii) Members of the SpinCo Group shall not sell or otherwise dispose of any SpinCo Asset on or prior to December 31, 2020, if such disposition would cause any member of the DevCo Group to incur Tax attributable to a “prohibited transaction” under Section 857(b)(6) of the Code.

(iv) Neither SpinCo nor any of the SpinCo REIT Subsidiaries shall liquidate, merge, combine or otherwise restructure or elect to be treated as other than a corporation for U.S. federal income tax purposes, without DevCo’s consent, prior to the second (2nd) anniversary of the Distribution Date; provided, however, that SpinCo or any of the SpinCo REIT Subsidiaries may, at any point after December 31, 2020, combine or merge with or into any Person that (immediately before such merger or combination) is not a member of the SpinCo Group.

Section 11.3 Tax Indemnification.

(a) SpinCo OP shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the DevCo Group from and against:

(i) all Taxes of any member of the DevCo Group attributable to a breach of any covenant in Section 11.2(a) or Section 11.2(c);

(ii) all Taxes of any member of the DevCo Group assumed by SpinCo pursuant to Section 11.1(a).

(iii) any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that result in any member of the DevCo Group becoming entitled to indemnification under this Section 11.3(a); and

(iv) any Taxes incurred by the DevCo Group resulting from indemnification payments made pursuant to this Section 11.3(a).

(b) DevCo OP shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the SpinCo Group from and against:

(i) all Taxes of any member of the SpinCo Group attributable to a breach of any covenant in Section 11.2(a) or Section 11.2(b);

(ii) all Taxes of any member of the SpinCo Group assumed by DevCo pursuant to Section 11.1(a);

(iii) any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that result in any member of the SpinCo Group becoming entitled to indemnification under this Section 11.3(b); and

(iv) any Taxes incurred by the SpinCo Group resulting from indemnification payments made pursuant to this 11.3(b).

Furthermore, indemnification under this Section 11.3 shall follow the procedures described in Section 9.4, except to the extent such procedures conflict with anything described herein.

Section 11.4 Tax Contests.

(a) Notice of Tax Contests. SpinCo and SpinCo OP shall promptly notify DevCo in writing upon receipt by SpinCo or any member of the SpinCo Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which DevCo or DevCo OP may be liable under this Agreement or that impacts any portion of a Straddle Period or Pre-Closing Period. DevCo and DevCo OP shall promptly notify SpinCo in writing upon receipt by DevCo or any member of the DevCo Group of a written communication from any Taxing Authority with respect to any Tax

Contest concerning any Tax Return or otherwise concerning Taxes for which SpinCo or SpinCo OP may be liable under this Agreement or that impacts any portion of a Post-Closing Period.

(b) Control of Contest by DevCo. DevCo and DevCo OP shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving (A) any Pre-Closing Period Tax Return of SpinCo or any member of the SpinCo Group or otherwise relating to the SpinCo Assets or SpinCo Liabilities for a Pre-Closing Period or (B) any Straddle Period Tax Return of SpinCo or any member of the SpinCo Group or otherwise relating to the SpinCo Assets or SpinCo Liabilities for a Straddle Period. Upon SpinCo’s or SpinCo OP’s request, SpinCo and SpinCo OP shall be allowed to participate in, but not to control, at SpinCo’s or SpinCo OP”s expense, the handling of any such Tax Contest with respect to any item that may affect SpinCo’s or SpinCo OP’s liability for Taxes pursuant to this Agreement. DevCo or DevCo OP shall not settle or concede any such Tax Contest with respect to any item in excess of $50,000 for which SpinCo or SpinCo OP is liable hereunder without the prior written consent of SpinCo or SpinCo OP, as applicable, which consent shall not be unreasonably withheld, delayed, or conditioned.

Section 11.5 Cooperation. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return, the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Article XI, and use commercially reasonable efforts to mitigate the net economic impact of any Tax Contest. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 11.6 Retention of Records; Access.

(a) In General. The Parties shall and shall cause the other members of their Group to (i) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either the DevCo Group or the SpinCo Group for any taxable period, or for any Tax Contests relating to such Tax Returns and (ii) using commercially reasonable efforts to do so within five (5) Business Days, give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. At any time after the Distribution Date that DevCo or any member of the DevCo Group proposes to destroy such material or information, DevCo and DevCo OP shall first notify SpinCo and SpinCo OP in writing and SpinCo and SpinCo OP shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that SpinCo or any member of the SpinCo Group proposes to destroy such material or information, SpinCo and SpinCo OP shall first notify DevCo and DevCo OP in writing and DevCo and DevCo OP shall be entitled to receive such materials or information proposed to be destroyed.

(b) Continuation of Retention of Information, Access Obligations. The obligations set forth above in Section 11.6(a) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE XII

TERMINATION

Section 12.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of DevCo without the approval of SpinCo or any other party thereto.

Section 12.2 Effect of Termination. In the event of termination pursuant to Section 12.1, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group, and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable efforts to cause such third parties to provide such cooperation.

Section 13.2 Payment of Expenses. All costs and expenses incurred prior to the Distribution and directly related to the Transactions (other than in respect of Taxes, which shall be governed by Article XI) shall be paid by DevCo OP; notwithstanding the foregoing, the costs and expenses set forth on Schedule 13.2 shall be paid by SpinCo OP.

Section 13.3 Amendments and Waivers.

(a) Subject to Section 12.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 13.4 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 13.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 13.6 Third-Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.7 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a) If to DevCo or DevCo OP:

c/o Apartment Investment and Management Company

4582 S. Ulster St.

Suite 1450

Denver, CO 80237

Attention: General Counsel; Chief Financial Officer

Email:

Facsimile:

(b) If to SpinCo or SpinCo OP:

c/o Apartment Income REIT Corp.

4582 S. Ulster St.

Suite 1700

Denver, CO 80237

Attention: General Counsel; Chief Financial Officer

Email:

Facsimile:

Section 13.8 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 13.9 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitration tribunal to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitration tribunal shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13.10 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates; provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 13.11 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 13.12 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 13.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 13.14 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.15 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ H. Lynn C. Stanfield
Name: H. Lynn C. Stanfield
Title: Authorized Person

AIMCO OP L.P.

By:	/s/ H. Lynn C. Stanfield
Name: H. Lynn C. Stanfield
Title: Authorized Person

APARTMENT INCOME REIT CORP.

By:	/s/ Paul L. Beldin
Name: Paul L. Beldin
Title: Authorized Person

AIMCO PROPERTIES, L.P.

By:	/s/ Paul L. Beldin
Name: Paul L. Beldin
Title: Authorized Person

[Signature Page to Separation and Distribution Agreement]